Rasna Therapeutics, Inc., Announces Follow Up Phase II Clinical Data Confirming Efficacy of Actinomycin D in Patients with NPM1-mutated Acute Myeloid Leukemia

•	Treatment with Actinomycin D (Act D) as a single drug achieved complete remission in 4 out of 9 evaluable patients (44.4%).

•	Treatment with Act D at 15 µg/kg/day for 5 days every 28 days (which defines one cycle) was well tolerated with major toxicity limited only to oral mucositis.
January 3, 2018
NEW YORK--(BUSINESS WIRE)--Rasna Therapeutics, Inc. (OTCQX: RASP), a clinical stage biotechnology company focused on the development of disease-modifying drugs for hematological malignancies, today announced follow up Phase II clinical data showing that 4 out of 9 (44%) evaluable AML patients carrying the NPM1 gene mutation treated with actinomycin D (“Act D”), achieved complete remission (CR). Treatment with Act D was well-tolerated except that patients experienced oral mucositis as the major toxicity. Rasna Therapeutics has developed a proprietary nanoparticle based formulation of Act D (RASP-101), which is anticipated to maximize efficacy while minimizing oral mucositis. RASP-101 could potentially be a first-in-class modality for treatment of NPM1-mutated acute myeloid leukemia (AML).
NPM1-mutated AML is a specific genetic leukemia entity that accounts for approximately one-third cases of AML in adults. As we reported previously, intravenous treatment of refractory or relapsed NPM1-mutated AML patients with Act D (12.5 µg or 15 µg/day) for 5 consecutive days produced hematological complete response in some of them (Falini et al., N Eng J Med. 373: 12, 2015).
In a follow-up phase II clinical study (ActD-AML-PG01, EudraCT 2014-000693-18) in refractory/relapse (R/R) AML patients carrying NPM1 gene mutation, treatment with Act D at 15 µg/kg/day for 5 days every 28 days induced CR in 4 out of the 9 evaluable patients (44.4%) with only 1 or 2 cycles of therapy. Three out of the 4 (75%) patients who obtained CR relapsed after 3, 5 and 7 months, respectively. One patient underwent haploidentical allogeneic PBSC transplantation at 3 months after CR achievement and is alive in molecular CR (MRD-negative) after 24 months.
“The precise mechanism of action of Act D in NPM1-mutated AML is still not clearly understood. Follow up data confirms our earlier findings and further support the use of Act D to induce complete hematological remissions with possible long-term molecular responses in NPM1-mutated AML patients. To note, our first previously reported NPM1-mutated AML patient (resistant to hypomethylating therapy) treated with Act D remains in molecular remission at over 3 years since CR achievement,” said Dr. Brunangelo Falini, a member of the scientific advisory board of Rasna Therapeutics, Inc.
“We have developed a proprietary formulated Act D (RASP-101), which we anticipate will produce a superior clinical outcome with improved efficacy and safety profile. Emerging data from the multicenter clinical studies will allow us to develop a biomarker strategy to select responsive patients and improve clinical outcome for this unmet clinical need” commented Alessandro Padova, Chairman of Rasna.
About Actinomycin D (Dactinomycin)
Actinomycin D, also known as dactinomycin, a cytotoxic antibiotic produced by Streptomyces parvullus, was approved for medical use in the United States in 1964. It is on the World Health Organization's List of Essential Medicines, the most effective and safe medicines needed in a health system. It is believed to work by blocking RNA synthesis. The drug has been used to treat a number of types of cancers, including Wilms tumor, rhabdomyosarcoma, Ewing's sarcoma, trophoblastic neoplasm, testicular cancer, and certain types of ovarian cancer.

About Dr. Brunangelo Falini, M.D.
Brunangelo Falini is the head of the Institute of Hematology and Hemopoietic Stem Cell Transplantation at the University of Perugia, Perugia, Italy. His research activity has mainly focused on the genetic characterization of lymphomas and leukemias using monoclonal antibodies and, more recently, NGS technologies. He led the research group who discovered NPM1 mutations in AML in 2005 and the BRAF-V600E mutation in hairy cell leukemia in 2011. Both these seminal discoveries have already translated into a better diagnosis and therapy of patients affected by these hematological malignancies. Dr. Falini is the recipient of numerous prestigious prizes, including the ”Josè Carreras Award” from EHA (Barcelona, 2010), the “Leopold Griffuel Prize” from ARC (Paris, 2015) and the “Prize for Excellence in Medicine” from the American-Italian Cancer Foundation (New York, 2017).
About Rasna Therapeutics, Inc.
Rasna Therapeutics, Inc. is a development stage biotechnology company focused primarily on the development of drug candidates for leukemia and lymphoma. Abnormal genetic and epigenetic modifications are recognized to play an important role in the pathogenesis of acute myeloid leukemia (AML). Rasna has a balanced portfolio targeting NPM1-mutated AML through direct and indirect disease-modifying approaches. The company is also exploiting inhibition of lysine specific demethylase-1 (LSD1), an enzyme involved in epigenetic control, as a promising and novel approach against AML. Rasna is entering preclinical development with a novel class of potent and selective reversible LSD1 regulators that have shown efficacy and LSD1 target modulation in in-vitro and in IND-enabling pre-clinical studies.
Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Rasna Therapeutics’ business and are made as of the date hereof and Rasna Therapeutics undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors should read the risk factors set forth in Rasna’s most recent periodic reports filed with the Securities and Exchange Commission, including Rasna’s Form 10-KT for the six months ended September 30, 2017.
Contacts
Rasna Therapeutics Inc
Tiziano Lazzaretti
E-mail: tlazzaretti@rasna.com